Exhibit 99.1

REMEC Sells Electronic Manufacturing Services Business

SAN DIEGO, CA — July 5, 2005 — REMEC, Inc. (NASDAQ: REMC) announced today that it has completed the sale of its Electronic Manufacturing Services (“EMS”) business unit to Veritek Manufacturing Services, LLC (“Veritek”) and Samjor Family Limited Partnership (“Samjor”). The EMS business unit, located primarily in Escondido California, is engaged in the contract manufacturing of customer designed electronic products, including the assembly of surface mount interconnect printed circuit boards, and the production and sale of completely assembled and tested electronic products. Veritek and Samjor paid $19 million in cash for the EMS business, subject to certain post-closing adjustments. REMEC expects taxes and transaction expenses to be approximately $6 million.

Thomas Waechter, President and Chief Executive Officer of REMEC, stated, “This transaction strengthens our cash position and continues our strategy of delivering value to REMEC shareholders. The EMS business unit and its dedicated people have been important contributors to the REMEC team. We appreciate their past efforts and believe that they will contribute to the success of Veritek.”

Brian Kahn, Veritek’s Managing Director, stated, “Veritek is pleased to provide the opportunity for the talented management team at REMEC’s Electronic Manufacturing Services business unit to grow their business as a standalone entity. Under the continued leadership of Keith Butler, Veritek will now be able to focus 100% of its energy on serving its customers’ electronic manufacturing needs.”

About the Companies

REMEC, Inc. is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks.

Veritek Manufacturing Services, LLC is a contract manufacturer of customer designed electronic products, including the assembly of surface mount interconnect printed circuit boards, and the production and sale of completely assembled and tested electronic products.

Forward-looking Statements

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

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